The Accumulator® Series

Equitable Financial Life and Annuity Company

Issued through: Separate Account No. 49B

Contract Classes: Accumulator®, Accumulator® PlusSM, Accumulator® EliteSM and Accumulator® SelectSM

Summary Prospectus for New Investors

October 17, 2023

This summary prospectus (the “Summary Prospectus”) summarizes key features of the contract. Before you invest, you should also review the statutory prospectus (the “Prospectus”) for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at www.equitable.com/ICSR#EQH146641. You can also obtain this information at no cost by calling 1-877-522-5035, by sending an email request to EquitableFunds@dfinsolutions.com, or by calling your financial intermediary.

The Accumulator® Series are variable and fixed individual and group flexible premium deferred annuity contracts. This Summary Prospectus only describes Accumulator®, Accumulator® PlusSM, Accumulator® EliteSM and Accumulator® SelectSM. The contracts provide for the accumulation of retirement savings and for income. The contracts offer income and death benefit protection as well. They also offer a number of payout options.

You invest to accumulate value on a tax-deferred basis in one or more of our investment options: (i) variable investment options listed in Appendix “Portfolio Companies available under the contract”, (ii) the guaranteed interest option, (iii) fixed maturity options, or (iv) the account for dollar cost averaging. You should carefully read the Fixed Maturity Option prospectus (“FMO prospectus”), which contains additional information relating to the fixed maturity option. The fixed maturity options are closed to new investment. “Closed to new investment” means no one can allocate additional amounts (either through transfer or additional contributions) to a fixed maturity option. Therefore, any discussion in the Prospectus that involves any additional contributions or transfers to the fixed maturity options will be inapplicable.

If you purchase an Accumulator® PlusSM contract, we will add a credit to your contributions. Fees and charges for an Accumulator® PlusSM contract are higher than for an Accumulator® contract and the amount of the credit may be more than offset by these higher fees and charges. Credits may be recaptured upon free look, annuitization and death.

You may cancel your contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total account value. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

We reserve the right to stop accepting any contribution from you at any time, including after you purchase the contract. If you have one or more Guaranteed benefits and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract, you may no longer be able to fund your Guaranteed benefit(s). This means that you may no longer be able to increase your Guaranteed Benefit account value and the benefit bases associated with your Guaranteed benefits through contributions.

Additional information about certain investment products, including variable annuities, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

Important Information You Should Consider About the Contract

FEES AND EXPENSES
Charges for Early Withdrawals

Each series of the contract provides for different withdrawal charge periods and percentages.

Accumulator® — If you surrender your contract, apply cash value to a non-life contingent annuity payment option, or withdraw money from Accumulator® of the contract within 7 years following your last contribution, you will be assessed a withdrawal charge of up to 7% of contributions withdrawn. For example, if you make a withdrawal in the first year, you could pay a withdrawal charge of up to $7,000 on a $100,000 investment.

Accumulator® PlusSM — If you surrender your contract, apply cash value to a non-life contingent annuity payment option, or withdraw money from Accumulator® PlusSM of the contract within 8 years following your last contribution, you will be assessed a withdrawal charge of up to 8% of contributions withdrawn. For example, if you make a withdrawal in the first year, you could pay a withdrawal charge of up to $8,000 on a $100,000 investment.

Accumulator® EliteSM — If you surrender your contract, apply cash value to a non-life contingent annuity payment option, or withdraw money from Accumulator® EliteSM of the contract within 4 years following your last contribution, you will be assessed a withdrawal charge of up to 8% of contributions withdrawn. For example, if you make a withdrawal in the first year, you could pay a withdrawal charge of up to $8,000 on a $100,000 investment.

Accumulator® SelectSM — No withdrawal charge.

If amounts are withdrawn from a fixed maturity option before the maturity date, there will be a market value adjustment which could greatly reduce the value in your fixed maturity option. See the FMO prospectus for more information.

For additional information about charges for surrenders and early withdrawals see “Withdrawal charge” in “Charges and expenses” in the Prospectus.

Transaction Charges

In addition to withdrawal charges, you may also be charged for other transactions (for special requests such as wire transfers, express mail and duplicate contracts).

For additional information about transaction charges see “Charges that the Company deducts” in “Charges and expenses” in the Prospectus.

Ongoing Fees and Expenses (annual charges)	Each series of the contract provides for different ongoing fees and expenses. The table below describes the fees and expenses that you may pay each year under the contract, depending on the options you choose. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

Annual Fee	Minimum	Maximum
Base Contract (varies by contract series)(1)	1.30%	1.70%
Investment options (Portfolio fees and expenses)(2)	0.57%	1.40%
Optional benefits available for an additional charge (for a single optional benefit, if elected)(3)	0.25%	0.90%

(1)  Expressed as an annual percent of daily net assets in the variable investment options.

(2)  Expressed as an annual percentage of daily net assets in the Portfolio. This range is for the year ended December 31, 2022 and could change from year to year.

(3)  Expressed as an annual percentage of the applicable benefit base.

Because your contract is customizable, the choices you make affect how much you will pay. To help you understand the cost of owning your contract, the following table shows the lowest and highest cost you could pay each year, based on current charges. This estimate assumes no credits and that you do not take withdrawals from the contract or make any other transactions, which could add withdrawal charges that substantially increase costs.

Lowest Annual Cost $2,011	Highest Annual Cost $4,151

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Least expensive combination of contract series and Portfolio fees and expenses

•   No optional benefits

•   No sales charges

•   No additional contributions, transfers or withdrawals

Assumes:

•   Investment of $100,000

•   5% annual appreciation

•   Most expensive combination of contract series (Accumulator® PlusSM), optional benefits (GWBL and Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 death benefit) and Portfolio fees and expenses

•   No sales charges

•   No additional contributions, transfers or withdrawals

For additional information about ongoing fees and expenses see “Fee Table” in the Prospectus.

RISKS
Risk of Loss

The contract is subject to the risk of loss. You could lose some or all of your account value.

For additional information about the risk of loss see “Principal risks of investing in the Contract” in the Prospectus.

Not a Short-Term Investment

The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash because the contract is designed to provide for the accumulation of retirement savings and income on a long-term basis. As such, you should not use the contract as a short-term investment or savings vehicle. A withdrawal charge may apply in certain circumstances and any withdrawals may also be subject to federal and state income taxes and tax penalties.

For additional information about the investment profile of the contract see “Fee Table” in the Prospectus.

Risks Associated with Investment Options

An investment in the contract is subject to the risk of poor investment performance and can vary depending on the performance of the variable investment options available under the contract, (e.g., the Portfolios). Each investment option, including the guaranteed interest option and fixed maturity option, has its own unique risks. You should review the investment options including the fixed maturity options available under the contract before making an investment decision.

For additional information about the risks associated with investment options see “Variable investment options”, “Guaranteed interest option” and “Portfolios of the Trust” in “Purchasing the Contract” in the Prospectus, as well as, “Risk factors” and “Fixed maturity options” in the FMO prospectus. See also Appendix “Portfolio Companies available under the contract” in the Prospectus.

Insurance Company Risks

An investment in the contract is subject to risks related to the Company. The Company is solely responsible to the contract owner for the contract’s account value and the Guaranteed benefits. The general obligations, including the guaranteed interest option and fixed maturity options, and any Guaranteed benefits under the contract are supported by our general account and are subject to our claims-paying ability. An owner should look solely to our financial strength for our claims-paying ability. More information about the Company, including our financial strength ratings, may be obtained at https://equitable.com/about-us/financial-strength-ratings.

For additional information about insurance company risks see “About the general account” in “More information” in the Prospectus.

RESTRICTIONS
Investments

We may, at any time, exercise our rights to limit or terminate your contributions, allocations and transfers to any of the variable investment options and to limit the number of variable investment options which you may select. Such rights include, among others, combining any two or more variable investment options and transferring account value from any variable investment option to another variable investment option.

Credits under Accumulator® PlusSM contracts may be recaptured upon free look, annuitization, and death.

There are restrictions regarding investment options if Guaranteed benefits are elected, limits on contributions and transfers into and out of the guaranteed interest option, and restrictions or limitations with Special DCA programs. See “Allocating your contributions” in “Purchasing the Contract” and “Transferring your account value” in “Transferring your money among investment options” in the Prospectus for more information.

For more information see “About the Separate Account” in “More information” in the Prospectus.

For additional information about the investment options, including information regarding volatility management strategies and techniques, see “Transfer charge” in “Charges and expenses” and “Portfolios of the Trusts” in “Purchasing the Contract” in the Prospectus. See also the FMO prospectus.

Optional Benefits

At any time, we have the right to limit or terminate your contributions, allocations and transfers to any of the variable investment options. If you have one or more Guaranteed benefits (which are also known as optional benefits) and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract, you may no longer be able to fund your Guaranteed benefit(s).

Investment options are limited if Guaranteed benefits are elected. Withdrawals that exceed limits specified by the terms of an optional benefit may affect the availability of the benefit by reducing the benefit by an amount greater than the value withdrawn, and/or could terminate the benefit.

For additional information about the optional benefits see “How you can purchase and contribute to your contract” in “Purchasing the Contract” in the Prospectus. See also “Death Benefits” and “Living Benefits” in “Benefits available under the contract” in the Prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications of an investment in, and payments received under, the contract. There is no additional tax benefit to you if the contract is purchased through a tax-qualified plan or individual retirement account (IRA). Withdrawals will be subject to ordinary income tax and may be subject to tax penalties. Generally, you are not taxed until you make a withdrawal from the contract.

For additional information about tax implications see “Tax information” in the Prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals may receive compensation for selling the contract to you, both in the form of commissions or in the form of contribution-based compensation. Financial professionals may also receive additional compensation for enhanced marketing opportunities and other services (commonly referred to as “marketing allowances”). This conflict of interest may influence the financial professional to recommend this contract over another investment.

For additional information about compensation to financial professionals see “Distribution of the contracts” in “More information” in the Prospectus.

Exchanges

Some financial professionals may have a financial incentive to offer a new contract in place of the one you already own. You should only exchange your contract if you determine, after comparing the features, fees, and risks of both contracts, that it is preferable to purchase the new contract rather than continue to own your existing contract.

For additional information about exchanges see “Charge for third-party transfer or exchange” in “Charges and expenses” in the Prospectus.

Overview of the Contract

Purpose of the Contract

The contract is designed to help you accumulate assets through investments in underlying Portfolios, fixed maturity options and the guaranteed interest option during the accumulation phase. It can provide or supplement your retirement income by providing a stream of income payments during the annuity phase. It also provides death benefits to protect your beneficiaries and living benefits to protect your access to income. The contract may be appropriate if you have a long-term investment horizon. It is not intended for people who may need to access invested funds within a short-term timeframe or frequently, or who intend to engage in frequent transfers of the underlying Portfolios.

Phases of the Contract

The contract has two phases: an accumulation (savings) phase and an income (annuity) phase.

Accumulation (Savings) Phase

During the accumulation phase, you can allocate your contributions to one or more of the available investment options, which include:

•	variable investment options (with restrictions depending on benefit selection);

•	Guaranteed interest option;

•	fixed maturity option (the fixed maturity options are closed to new investment; see the FMO prospectus for more information); and

•	the account for dollar cost averaging.

For additional information about each underlying Portfolio see Appendix “Portfolio Companies available under the contract.”

Income (Annuity) Phase

You enter the income phase when you annuitize your contract. During the income phase, you will receive a stream of fixed income payments for the annuity payout period of time you elect. You can elect to receive annuity payments (1) for life; (2) for life with a certain minimum number of payments; or (3) for life with a certain amount of payment. Please note that when you annuitize, your investments are converted to income payments and you will no longer be able to make any additional withdrawals from your contract. All accumulation phase benefits terminate upon annuitization and the contract has a maximum annuity commencement date.

Contract Features

The contract provides for the accumulation of retirement savings and income. The contract offers income and death benefit protection, offers various payout options and a credit (Accumulator® PlusSM contracts only).

Contract Classes

You can purchase one of four contract classes that have different ongoing fees and withdrawal charges. For example, the contract offers Accumulator® with a 7 year withdrawal charge period and a 1.30% contract fee, Accumulator® PlusSM with an 8 year withdrawal charge period and a 1.55% contract fee, Accumulator® EliteSM with a 4 year withdrawal charge period and a 1.65% contract fee, and Accumulator® SelectSM with no withdrawal charge and a 1.70% contract fee. If you purchase an Accumulator® PlusSM contract, we will add a credit to your contributions. Fees and charges for the Accumulator® PlusSM contract are higher than for the Accumulator® contract, the amount of the credits may be more than offset by these higher fees and charges, and credits may be recaptured upon free look, annuitization, and death.

Access to Your Money

During the accumulation phase you can take withdrawals from your contract. Withdrawals will reduce your account value and may be subject to withdrawal charges, income taxes and a tax penalty if you are younger than 59 1⁄2. Withdrawals may also reduce (possibly on a greater than dollar-for-dollar basis) or terminate any guaranteed benefits.

Death Benefits

Your contract includes a standard death benefit that pays your beneficiaries an amount at least equal to your contributions less adjusted withdrawals. For an additional fee, you can purchase other death benefits called Guaranteed minimum death benefits (“GMDBs”) that provide different minimum payment guarantees.

Living Benefits

For an additional fee, you can purchase optional living benefits that provide different minimum account value, payment and withdrawal guarantees. The minimum guarantees provided by these benefits may never come into effect.

Rebalancing and Dollar Cost Averaging

You can elect to have your account value automatically rebalanced at no additional charge. You can also elect to allocate your investments using a dollar cost averaging program at no additional charge. Generally, you may not elect both a dollar cost averaging program and a rebalancing option.

Loans

Depending on the terms of your contract, you may be permitted to take loans from your account value. If you take a loan, we charge interest on the loan.

Other contracts

We offer a variety of fixed and variable annuity contracts. They may offer features, including investment options, and have fees and charges, that are different from those in the contracts offered by this Prospectus. Not every contract we issue, including some described in this Prospectus, is offered through every selling broker-dealer. Some selling broker-dealers may not offer and/or limit the offering of certain features or options, as well as limit the availability of the contracts, based on issue age or other criteria established by the selling broker-dealer. Upon request, your financial professional can show you information regarding our other annuity contracts that he or she distributes. You can also contact us to find out more about the availability of any of our annuity contracts.

You should work with your financial professional to decide whether one or more optional benefits are appropriate for you based on a thorough analysis of your particular insurance needs, financial objectives, investment goals, time horizons and risk tolerance.

Benefits available under the contract

Summary of Benefits

The following tables summarize important information about the benefits available under the contract.

Death Benefits

These death benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/Limitations
			Max	Current
Standard Death Benefit and GWBL Standard Death Benefit	Guarantees beneficiaries will receive a benefit at least equal to your contributions less adjusted withdrawals.	Standard	No Additional Charge		• Available only at contract purchase • Age restrictions may apply • Available with or without the GMIB • Withdrawals could significantly reduce or terminate benefit

Annual Ratchet to age 85	Locks in highest account value up to the specified contract anniversary as a minimum death benefit.	Optional	0.25%(1)		• Available only at contract purchase • Age restrictions apply • Available with or without the GMIB • Withdrawals could significantly reduce or terminate benefit

Greater of 6% Roll-up to age 85 or Annual Ratchet to age 85	Guarantees the beneficiaries will receive at least the greater of the Roll-up benefit base and the Annual Ratchet benefit base.	Optional	0.65%(2)		• Available only at contract purchase • Age restrictions apply • Available with or without the GMIB • Withdrawals could significantly reduce or terminate benefit

GWBL Enhanced death benefit	Guarantees the beneficiaries will receive at least contributions plus the applicable increases.	Optional	0.30%(2)		• Available only at contract purchase • Age restrictions apply • Withdrawals could significantly reduce or terminate benefit

Modified death benefit	Guarantees the beneficiaries will receive account value or the Modified DB benefit base on the date of the owner’s death.	Optional	0.40%(2)	0.0%-0.40%(2)	• Available only with New GWBL • Age restrictions apply • Withdrawals could significantly reduce or terminate benefit

(1)	Expressed as an annual percentage of account value.
(2)	Expressed as an annual percentage of the benefit base.

Living Benefits

These living benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/Limitations
			Max	Current
100% Principal Guarantee Benefit	Guarantees contributions adjusted for withdrawals.	Optional	0.50%(1)		• Available only at contract purchase • Does not include credits under Accumulator® PlusSM • Subject to restrictions on investment options

125% Principal Guarantee Benefit	Guarantees contributions adjusted for withdrawals.	Optional	0.75%(1)		• Available only at contract purchase • Does not include credits under Accumulator® PlusSM • Subject to restrictions on investment options

Guaranteed minimum income benefit	Guaranteed a minimum amount of fixed income under a life annuity fixed payout option.	Optional	0.65%(2)		• Available only at contract purchase • Restricted to owners of certain ages • Excess withdrawals could significantly reduce or terminate benefit • Subject to restrictions on investment options

Earnings enhancement	Provides an additional death benefit when your GMIB converts to the GWLB.	Optional	0.35%(1)		• Available only at contract purchase • Restricted to owners of certain ages

Guaranteed withdrawal benefit for life single	Guarantees a minimum annuitization value to provide lifetime retirement income.	Optional	0.75%(2)	0.60%(2)

•  Only available at contract purchase

•  Not available with GWBL, Earnings enhancement or the Principal guarantee benefits

•  Excess withdrawals could significantly reduce or terminate benefit

•  Subject to restrictions on investment options

Guaranteed withdrawal benefit for life joint		Optional	0.90%(2)	0.75%(2)

New Guaranteed withdrawal benefit for life	Guarantees that you can take withdrawals up to a maximum amount per year without reducing your New GWBL benefit base.	Optional	0.65%(2)		• Only available you elect the conversion from the GMIB and GMDB and accepting a modified death benefit • Excess withdrawals could significantly reduce or terminate benefit

(1)	Expressed as an annual percentage of account value.
(2)	Expressed as an annual percentage of the benefit base.

Other Benefits

These other benefits are available during the accumulation phase:

Name of Benefit	Purpose	Standard/ Optional	Annual Fee		Brief Description of Restrictions/Limitations
			Max	Current
Rebalancing(1)(2)	Periodically rebalance to your desired asset mix.	Optional	No Charge		• Not generally available with DCA

Dollar Cost Averaging (special DCA, general DCA, and Investment Simplifier)	Transfer account value to selected investment options on a regular basis to potentially reduce the impact of market volatility.	Optional	No Charge		• Not generally available with Rebalancing

(1)	Allows you to rebalance your account value only among the Option I variable investment options.
(2)	Allows you to rebalance your account value only among the Option II variable investment options and the guaranteed interest option.

Buying the Contract

You may purchase a contract by making payments to us that we call “contributions.” We can refuse to accept an application from you or any contribution from you at any time, including after you purchase the contract. We require a minimum contribution amount for each type of contract purchased. Maximum contribution limitations also apply.

Maximum issue age

The maximum issue age for non-qualified and IRA contracts is 85 for Accumulator®, Accumulator® EliteSM and Accumulator® SelectSM, and 80 for Accumulator® PlusSM. The maximum issue age for qualified plan contracts is 75 for Accumulator® and Accumulator® EliteSM, and 70 for Accumulator® PlusSM (Accumulator® SelectSM contracts not available). The maximum issue age for Inherited IRA beneficiary continuation contracts is 70 for Accumulator®, Accumulator® EliteSM and Accumulator® SelectSM (Accumulator® PlusSM contracts not available). The maximum issue age for Flexible Premium IRA contracts is 70 for Accumulator® contracts (Accumulator® EliteSM, Accumulator® SelectSM and Accumulator® PlusSM contracts not available.) The maximum issue age for Flexible Premium Roth IRA contracts is 85 for Accumulator® contracts (Accumulator® EliteSM, Accumulator® SelectSM and Accumulator® PlusSM contracts not available).

Minimum initial and subsequent contribution amounts

The minimum initial contribution is generally $5,000 for Accumulator® contracts, $10,000 for Accumulator® EliteSM and Accumulator® PlusSM contracts, and $25,000 for Accumulator® SelectSM contracts. For Flexible Premium IRA and Flexible Premium Roth IRA contracts, the minimum initial contribution is generally $4,000 (Accumulator® contracts only). Each subsequent contribution generally must be at least $500 (except for certain IRAs—$50 for Rollover, Roth Conversion, Flexible Premium and Flexible Premium Roth IRAs and $1,000 for an Inherited IRA), unless you enroll in the automatic investment program.

Limitations on contributions to the contract

We reserve the right to refuse to accept any contribution under the contract at any time or change our contribution limits and requirements. This means that if you have one or more guaranteed benefits and we exercise our right to discontinue the acceptance of, and/or place additional limitations on, contributions to the contract, you may no longer be able to fund the guaranteed benefit(s).

When initial and subsequent contributions are credited

Initial Contribution

If your application is in good order when we receive it for application processing purposes, your contribution will be applied within two business days. If any information we require to issue your contract is missing or unclear, we will hold your contribution while we try to obtain this information. If we are unable to obtain all of the information we require within five business days after we receive an incomplete application or form, we will inform the financial professional submitting the application on your behalf. We will then return the contribution to you, unless you or your financial professional acting on your behalf, specifically direct us to keep your contribution until we receive the required information. The contribution will be applied as of the date we receive the missing information.

Subsequent Contributions

If we receive a subsequent contribution before the close of the NYSE (typically 4:00 pm eastern), we will credit that contribution that day. If we receive your subsequent contribution after the close of the NYSE, your contribution will be applied the next business day.

Additional limitations on contributions to the contract

Additional limitations on contributions and the source of contributions apply based on the type of contract, such as non-qualified or particular types of IRAs. Please see the tables in the “Rules regarding contributions to your contract” appendix to the Prospectus for detailed information. You can obtain the Prospectus by calling the number or accessing the website noted on the first page of this summary.

Making Withdrawals: Accessing the Money in Your Contract

Accessing your money

You have several ways to access your account value before annuity payments begin. You may take partial withdrawals from your contract at any time or, depending on your specific situation, set up an automatic payment plan (GWBL only), a systematic withdrawal plan, a substantially equal withdrawals plan or a lifetime RMD payments plan. You may also surrender your contract to receive its cash value at any time while an owner is living (or for contracts with non-natural owners, while an annuitant is living) and before you begin to receive annuity payments (guaranteed benefit payments or otherwise). If we receive a withdrawal or surrender request in good order before the close of the NYSE (typically 4:00 pm eastern), we will process the request that day. If we receive the request after the close of the NYSE, we will process the request on the next business day. We will generally send you the full requested withdrawal amount and deduct any applicable withdrawal charges from account value unless your request otherwise.

Withdrawals will reduce your account value and may be subject to withdrawal charges, income taxes and a tax penalty if you are younger than 59 1⁄2. Withdrawals may also reduce (possibly on a greater than dollar-for-dollar basis) or terminate any guaranteed benefits. Surrenders also may be subject to withdrawal charges, income taxes and a tax penalty if you are younger than 59 1⁄2.

Please see “Accessing your money” in the Prospectus for more information on the ways you may withdraw your account value.

Free withdrawal amount

Each contract year you can withdraw a certain amount from your contract without paying a withdrawal charge.

When to expect payments

Generally, we will fulfill requests for payments out of the variable investment options within seven calendar days after the business day the transaction request is received by us in good order. These transactions may include applying proceeds to a variable annuity, payment of a death benefit, payment of any amount you withdraw (less any withdrawal charge, if applicable) and, upon surrender, payment of the cash value.

Additional Information About Fees

The following tables describe the fees and expenses that you will pay when buying, owning, surrendering or making withdrawals from the contract. Each of the charges and expenses is more fully described in “Charges and expenses”. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes fees and expenses that you will pay at the time that you surrender the contract or if you make certain withdrawals, transfers or request special services. Charges designed to approximate certain taxes that may be imposed on us, such as premium taxes in your state, may also apply.

Transaction Expenses

	Accumulator®	Accumulator® PlusSM	Accumulator® EliteSM	Accumulator® SelectSM
Sales Load Imposed on Purchases	None	None	None	None
Withdrawal Charge (as a percentage of contributions withdrawn)(1)	7%	8%	8%	None
Special Service Charges(2)	$90	$90	$90	$90

(1)

Deducted upon a withdrawal of amounts in excess of the 10% free withdrawal amount, if applicable. The withdrawal charge percentage we use is determined by the number of years since receipt of the contribution to which the charge relates if you make a withdrawal or surrender your contract. For each contribution, we consider the year in which that contribution to be “year 1”.

	charge as a % of contribution for each year following contribution
	1	2	3	4	5	6	7	8	9+
Accumulator®	7%	7%	6%	6%	5%	3%	1%	0%	0%
Accumulator® PlusSM	8%	8%	7%	7%	6%	5%	4%	3%	0%
Accumulator® EliteSM	8%	7%	6%	5%	0%	0%	0%	0%	0%

(2)

Special service charges include (1) express mail charge; (2) wire transfer charge; and (3) duplicate contract charge. The duplicate contract charge is currently waived. We may discontinue this waiver at any time, with or without notice.

The next table describes the fees and expenses that you will pay each year during the time that you own the contract (not including Portfolio fees and expenses). If you choose to purchase an optional benefit, you will pay additional charges, as shown below.

Annual Contract Expenses

	Accumulator®	Accumulator® PlusSM	Accumulator® EliteSM	Accumulator® SelectSM
Annual Administrative Charge(1)	$30(1)	$30(1)	$30(1)	$30(1)

Base Contract Expenses (a percentage of daily net assets in the variable investment options)	1.30%	1.55%	1.65%	1.70%

Optional Benefits Expenses(2)

Guaranteed minimum death benefit charges (as a percentage of the benefit base)(3)

Standard death benefit and GWBL Standard death benefit	No additional charge	No additional charge	No additional charge	No additional charge

Annual Ratchet to age 85	0.25%	0.25%	0.25%	0.25%

Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85	0.65%(4)	0.65%(4)	0.65%(4)	0.65%(4)

GWBL Enhanced death benefit	0.30%	0.30%	0.30%	0.30%

Modified death benefit (“Modified DB”)	0.40%(5)(6)	0.40%(5)(6)	0.40%(5)(6)	0.40%(5)(6)

Principal guarantee benefit charge (as a percentage of account value)

100% Principal guarantee benefit	0.50%	0.50%	0.50%	0.50%

125% Principal guarantee benefit	0.75%	0.75%	0.75%	0.75%

Guaranteed minimum income benefit charge (as a percentage of the benefit base)(3)	0.65%	0.65%	0.65%	0.65%

Earnings enhancement benefit charge (as a percentage of account value)	0.35%	0.35%	0.35%	0.35%

Guaranteed withdrawal benefit for life benefit charge (as a percentage of the benefit base)(3)

Single Life option	0.75%(7)	0.75%(7)	0.75%(7)	0.75%(7)

Joint Life option	0.90%(8)	0.90%(8)	0.90%(8)	0.90%(8)

New Guaranteed withdrawal benefit for life (New GWBL) charge(9) (as a percentage of the benefit base)(3)	0.65%	0.65%	0.65%	0.65%

(1)

The annual administrative charge is deducted from your account value on each contract date anniversary. If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the administrative charge for that year. If your account value on a contract date anniversary is $50,000 or more there is no charge. During the first two contract years this charge, if applicable, is equal to the lesser of $30 or 2% of your account value. Thereafter, the charge, if applicable, is $30 for each contract year.

(2)

Deducted annually on each contract date anniversary for which the benefit is in effect. If the contract is surrendered or annuitized or a death benefit is paid on any date other than the contract date anniversary, we will deduct a pro rata portion of the charge for that year.

(3)

The benefit base is not an account value or cash value. If you elect the Guaranteed minimum income benefit and/or the Guaranteed minimum death benefit at issue, your initial benefit base is equal to your initial contributions to your contract. For Accumulator® PlusSM contracts, your initial benefit base does not include the credit. Subsequent adjustments to the applicable benefit base may result in a benefit base that is significantly different from your total contributions or account value. See “Guaranteed minimum income benefit and Guaranteed minimum death benefit base” and “GWBL benefit base” in “Benefits available under the contract”.

(4)	Please see Appendix “Contract variations” for more information on the charge applicable under your Accumulator® Series contract.

(5)

The 0.40% charge is applicable if you were paying 0.65% for the Greater of 6% Roll-up to age 85 or Annual Ratchet to age 85 death benefit. The 0.35% charge is applicable if you were paying 0.60% for the Greater of 6% Roll-up to age 85 or Annual Ratchet to age 85 death benefit.

(6)

No charge (if you previously had the Standard death benefit); 0.25% of the Annual Ratchet to age 85 benefit base (if you previously had the Annual Ratchet to age 85 death benefit); 0.40% or 0.35% of the Greater of 6% Roll-up to age 85 benefit base or Annual Ratchet to age 85 benefit base, as applicable (if you had previously had the Greater of 6% Roll-up to age 85 death benefit).

(7)	We will increase this charge to 0.75% if the benefit base ratchets. The current charge is 0.60%.

(8)	We will increase this charge to 0.90% if the benefit base ratchets. The current charge is 0.75%.

(9)	Only applicable to contract holders who elected to convert their Guaranteed minimum income benefit into the New GWBL. See Appendix “New Guaranteed Withdrawal Benefit for Life” for more information.

The next item shows the minimum and maximum total operating expenses charged by the underlying Portfolios that you may pay periodically during the time that you own the contract. A complete list of Portfolios available under the contact, including their annual expenses, may be found at the back of this document. See Appendix “Portfolio Companies available under the contract.” These expenses are for the period ended December 31, 2022, and may fluctuate from year to year.

Annual Portfolio Expenses
	Minimum	Maximum
Annual Portfolio Expenses prior to Expense Limitation Arrangement (expenses that are deducted from Portfolio assets including management fees, 12b-1 fees, service fees, and other expenses)(*)	0.57%	1.40%

(*)

“Annual Portfolio Expenses” are based, in part, on estimated amounts of such expenses. Pursuant to a contract, Equitable Investment Management Group, LLC has agreed to make payments or waive its management, administrative and other fees to limit the expenses of certain affiliated Portfolios through April 30, 2024 (“Expense Limitation Arrangement”) (unless the Trust’s Board of Trustees consents to an earlier revision or termination of this agreement). The Expense Limitation Arrangement may be terminated by Equitable Investment Management Group, LLC at any time after April 30, 2024. The Expense Limitation Arrangement does not apply to unaffiliated Portfolios.

Example

These Examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual contract expenses, and annual Portfolio expenses.

These Examples assume that you invest $100,000 in the contract for the time periods indicated. The Examples also assume that your investment has a 5% return each year and assumes the most expensive combination of annual Portfolio expenses, as well as, the Greater of 6% Roll-Up to age 85 or Annual Ratchet to age 85 death benefit and GWBL (both at their maximum charge).

Although your actual costs may be higher or lower, based on these assumptions, your costs would be:

	If you surrender your contract or annuitize (under a non-life option) at the end of the applicable time period				If you do not surrender your contract
	1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
Accumulator®	$11,581	$20,032	$28,890	$50,458	$4,581	$14,032	$23,890	$50,458
Accumulator®EliteSM	$12,948	$21,100	$25,606	$53,546	$4,948	$15,100	$25,606	$53,546
Accumulator®PlusSM	$12,982	$22,218	$31,833	$54,161	$4,982	$15,218	$25,833	$54,161
Accumulator®SelectSM	$5,001	$15,251	$25,849	$53,978	$5,001	$15,251	$25,849	$53,978

Appendix: Portfolio Companies available under the contract

The following is a list of Portfolio Companies available under the contract. More information about the Portfolio Companies is available in the prospectuses for the Portfolio Companies, which may be amended from time to time and can be found online at www.equitable.com/ICSR#EQH146641. You can request this information at no cost by calling 1-877-522-5035 or by sending an email request to EquitableFunds@dfinsolutions.com. If you elect certain Guaranteed benefits, you may only invest in the Portfolios listed in the designated table(s) below.

The current expenses and performance information below reflects fee and expenses of the Portfolios, but do not reflect the other fees and expenses that your contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio’s past performance is not necessarily an indication of future performance.

				Average Annual Total Returns (as of 12/31/2022)
TYPE	Portfolio Company — Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses		1 year	5 year	10 year
Specialty	1290 VT GAMCO Mergers & Acquisitions — Equitable Investment Management Group, LLC (“EIMG”); GAMCO Asset Management, Inc.	1.29%	^	-5.97%	1.32%	3.51%
Equity	1290 VT GAMCO Small Company Value — EIMG; GAMCO Asset Management, Inc.	1.05%		-10.67%	4.98%	9.45%
Equity	1290 VT SmartBeta Equity ESG — EIMG; AXA Investment Managers US Inc.	1.10%	^	-14.52%	6.84%	—
Equity	1290 VT Socially Responsible — EIMG; BlackRock Investment Management, LLC	0.91%		-22.12%	8.68%	11.89%
Equity	EQ/2000 Managed Volatility† — EIMG; AllianceBernstein L.P., BlackRock Investment Management, LLC	0.83%		-22.40%	2.94%	7.97%
Equity	EQ/400 Managed Volatility† — EIMG; AllianceBernstein L.P., BlackRock Investment Management, LLC	0.85%		-15.50%	5.37%	9.54%
Fixed Income	EQ/AB Short Duration Government Bond — EIMG; AllianceBernstein L.P.	0.77%	^	-1.83%	0.48%	—
Equity	EQ/AB Small Cap Growth — EIMG; AllianceBernstein L.P.	0.91%		-28.42%	5.30%	9.53%
Asset Allocation	EQ/Aggressive Allocation† — EIMG	1.15%		-18.31%	4.64%	7.78%
Asset Allocation	EQ/Aggressive Growth Strategy† — EIMG	1.02%		-18.34%	4.48%	7.37%
Asset Allocation	EQ/Balanced Strategy† — EIMG	0.97%		-15.57%	2.65%	4.58%
Equity	EQ/ClearBridge Select Equity Managed Volatility† — EIMG; BlackRock Investment Management, LLC, ClearBridge Investments, LLC	1.06%	^	-27.06%	8.32%	10.31%
Equity	EQ/Common Stock Index — EIMG; AllianceBernstein L.P.	0.68%		-19.47%	8.13%	11.43%
Asset Allocation	EQ/Conservative Allocation† — EIMG	1.00%	^	-12.62%	0.71%	1.79%
Asset Allocation	EQ/Conservative-Plus Allocation† — EIMG	1.08%		-14.52%	1.87%	3.52%
Fixed Income	EQ/Core Bond Index — EIMG; SSGA Funds Management, Inc.	0.65%	^	-8.76%	0.20%	0.50%
Equity	EQ/Equity 500 Index — EIMG; AllianceBernstein L.P.	0.54%	^	-18.55%	8.81%	11.89%
Equity	EQ/Franklin Small Cap Value Managed Volatility† — EIMG; BlackRock Investment Management, LLC, Franklin Mutual Advisers, LLC	1.05%	^	-17.06%	4.03%	8.30%
Equity	EQ/Global Equity Managed Volatility† — EIMG; BlackRock Investment Management, LLC	1.10%	^	-20.96%	2.87%	6.20%
Fixed Income	EQ/Intermediate Government Bond — EIMG; SSGA Funds Management, Inc.	0.65%	^	-7.62%	-0.21%	0.00%
Equity	EQ/International Core Managed Volatility† — EIMG; BlackRock Investment Management, LLC	1.08%		-14.12%	1.33%	3.60%
Equity	EQ/International Equity Index — EIMG; AllianceBernstein L.P.	0.75%	^	-11.92%	1.00%	3.90%
Equity	EQ/International Value Managed Volatility† — EIMG; BlackRock Investment Management, LLC, Harris Associates L.P.	1.07%		-13.63%	0.33%	3.09%
Equity	EQ/Janus Enterprise — EIMG; Janus Henderson Investors US LLC	1.05%		-16.57%	9.19%	9.46%
Equity	EQ/Large Cap Core Managed Volatility† — EIMG; BlackRock Investment Management, LLC	0.88%		-18.42%	8.00%	11.24%

				Average Annual Total Returns (as of 12/31/2022)
TYPE	Portfolio Company — Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses		1 year	5 year	10 year
Equity	EQ/Large Cap Growth Index — EIMG; AllianceBernstein L.P.	0.72%		-29.53%	10.17%	13.27%
Equity	EQ/Large Cap Growth Managed Volatility† — EIMG; BlackRock Investment Management, LLC	0.87%		-30.57%	8.14%	12.18%
Equity	EQ/Large Cap Value Index — EIMG; AllianceBernstein L.P.	0.74%		-8.16%	5.95%	9.55%
Equity	EQ/Large Cap Value Managed Volatility† — EIMG; AllianceBernstein L.P.	0.86%		-11.59%	5.67%	9.46%
Equity	EQ/Mid Cap Index — EIMG; AllianceBernstein L.P.	0.66%	^	-13.60%	5.99%	10.02%
Equity	EQ/Mid Cap Value Managed Volatility† — EIMG; BlackRock Investment Management, LLC	0.95%		-14.58%	4.62%	8.96%
Asset Allocation	EQ/Moderate Allocation† — EIMG	1.08%		-15.48%	2.33%	4.25%
Asset Allocation	EQ/Moderate-Plus Allocation† — EIMG	1.12%		-17.08%	3.58%	6.07%
Cash/Cash Equivalent	EQ/Money Market* — EIMG; Dreyfus, a Division of Mellon Investments Corporation	0.69%		1.11%	0.85%	0.46%
Fixed Income	EQ/Quality Bond PLUS — EIMG; AllianceBernstein L.P., Pacific Investment Management Company LLC	0.80%		-10.23%	-0.30%	0.17%
Equity	EQ/Small Company Index — EIMG; AllianceBernstein L.P.	0.63%		-19.80%	4.18%	8.77%
Specialty	Multimanager Technology — EIMG; AllianceBernstein L.P., Wellington Management Company LLP	1.25%	^	-37.29%	10.37%	15.05%

^	This Portfolio’s annual expenses reflect temporary fee reductions.
†

EQ Managed Volatility Portfolios that include the EQ volatility management strategy as part of their investment objective and/or principal investment strategy, and the EQ/affiliated Fund of Fund Portfolios that invest in Portfolios that use the EQ volatility management strategy, are identified in the chart by a “†“. See “Portfolios of the Trusts” for more information regarding volatility management.

*

The Portfolio operates as a “government money market fund.” The Portfolio will invest at least 99.5% of its total assets in U.S. government securities, cash, and/or repurchase agreements that are fully collateralized by U.S. government securities or cash.

100% PRINCIPAL GUARANTEE BENEFIT and GUARANTEED WITHDRAWAL BENEFIT FOR LIFE investment options:
EQ/AB Short Duration Government Bond	EQ/Conservative-Plus Allocation
EQ/Aggressive Allocation	EQ/Equity 500 Index
EQ/Aggressive Growth Strategy	EQ/Moderate Allocation
EQ/Conservative Allocation	EQ/Moderate-Plus Allocation

125% PRINCIPAL GUARANTEE BENEFIT investment options:
EQ/AB Short Duration Government Bond	EQ/Moderate Allocation
EQ/Equity 500 Index

The Accumulator® Series (Accumulator®, Accumulator® PlusSM, Accumulator® EliteSM and Accumulator® SelectSM)

Issued by

Equitable Financial Life and Annuity Company

We have filed with the Securities and Exchange Commission a Prospectus and a Statement of Additional Information (“SAI”) that include additional information about The Accumulator® Series, the Company and Separate Account No. 49B. The Prospectus and SAI each dated October 17, 2023 are incorporated by reference into this Summary Prospectus. The Prospectus and SAI are available free of charge. To request a copy of either document, to ask about your contract, or to make other investor inquiries, please call 1-800-789-7771. The Prospectus and SAI are also available at our website, www.equitable.com/ICSR#EQH146641.

Class/Contract Identifier: C    ; C    ; C    ; C

(#484861)